Exhibit 99.1

Zayo Group, LLC Announces Proposed Senior Notes Offering

Boulder, Colo. — March 31, 2016 — Zayo Group, LLC (“Zayo”), a subsidiary of Zayo Group Holdings, Inc. (NYSE:ZAYO) and international provider of communications infrastructure services, announced today that it intends to offer, subject to market and other conditions, $350 million of its 6.375% Senior Notes due 2025 (the “2025 Senior Notes”) through an add-on to its existing issue.

Zayo intends to use the net proceeds from the offering plus cash on hand to redeem its approximately $326 million of remaining 10.125% Senior Notes due 2020, including the required make-whole premium and accrued interest.

The 2025 Senior Notes have not been registered under the Securities Act and are being offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. Prospective purchasers that are qualified institutional buyers are hereby notified that the sellers of the 2025 Senior Notes may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding Zayo’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, market conditions and other factors that could affect Zayo’s ability to complete the proposed debt offering. A more extensive discussion of the risk factors that could impact these areas and Zayo’s overall business and financial performance can be found in Zayo’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

About Zayo Group

Based in Boulder, Colo., Zayo Group Holdings, Inc. (NYSE: ZAYO) is a publicly traded company that provides comprehensive communications infrastructure services, including fiber and bandwidth connectivity, colocation, and cloud services to the world’s leading businesses.  Customers include wireless and wireline carriers, media and content companies, and finance, healthcare and other large enterprises. Zayo’s 110,000-mile network in North America and Europe includes extensive metro connectivity to thousands of buildings and data centers. In addition to high-capacity dark fiber, wavelength, Ethernet and other connectivity solutions, Zayo offers colocation and cloud services in its carrier-neutral data centers. Zayo provides clients with flexible, customized solutions and self-service through Tranzact, an innovative online platform for managing and purchasing bandwidth and services.